Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS SECOND-QUARTER 2005 RESULTS

•	Backlog continues to rise as wireless carriers increase capital spending

•	Revenues and gross margins improve significantly over comparable prior-year period

GALION, Ohio, August 10, 2005 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the second quarter ended June 30, 2005.

Second-quarter 2005 Review

PECO II reported net sales of $9.4 million in the second quarter of 2005, compared with $7.2 million in the second quarter of 2004. The Company reported a net loss of $592,000, or $0.03 per diluted share, for the quarter, compared with a net loss of $2.0 million, or $0.09 per diluted share, for the second quarter of 2004.

Cash used for operating activities was $4.2 million in the second quarter. A significant portion of this was due to a litigation settlement of $2.67 million. The remainder was primarily due to operating losses and a decrease in accounts payable and accrued expenses, along with increases in accounts receivable and inventory. The inventory increased by $428,000 in the second quarter as PECO II prepared for increased production in the third quarter to meet order backlog commitments.

The book-to-bill ratio for the second quarter was 1.2 compared with 1.1 in the first quarter of 2005. The book-to-bill ratio is valuable to the Company, as it reflects customer orders received as compared with the comparable period billings and is an indication of future period results, as well as a planning tool. The customer order backlog of $7.4 million was a 37.0 percent increase over the first quarter of 2005 and a 101.6 percent increase over the second quarter of 2004.

PECO II, Inc. Second-quarter 2005 Results/2

R&D expenses for the second quarter were $741,000, a 5.2 percent increase from $704,000 in the comparable quarter in 2004. The Company continues its efforts to bring new products to the telecom market that add value to customers’ offerings, but this does offset the Company’s cost cutting efforts. SG&A expenses for the quarter were $2.0 million, a decrease of 10.3 percent compared with the same period last year, and flat with the first quarter of 2005.

Business Outlook

John G. Heindel, president and chief executive officer, noted that PECO II’s markets continued to improve during the quarter.

“In January, analysts generally expected 2005 CAPEX growth to be in the 3 to 5 percent range, but they are now upgrading their estimates to the 7 to 10 percent range,” he said. “With significant consolidation having been accomplished, the service providers are directing more resources to capital spending. For example, Cingular is well under way with integration of its ATT Wireless acquisition and recently reported that it would add 4,000 cell sites to improve coverage and quality of service.”

Heindel said, “The CAPEX focus continues on wireless services, but the wireline carriers are also increasing spending for broadband deployment and general upgrading of aging equipment. In its most recent reported quarter, Verizon Communications increased its capital spending for domestic telecommunications equipment by 47 percent to $1.9 billion.”

“Order input continued to climb and the quarter ended with increasing revenues and backlog,” Heindel added. “We were particularly pleased to receive and begin delivering a significant order for our 827E inverter systems to replace existing UPS systems. The 827E provides standby AC power with the up-time reliability expected from telecom DC power systems and is beginning to be recognized in the market for its unique capabilities.”

“We are focusing our product development on products to serve the wireless market for base station and network switching system applications and the wireline market primarily for broadband applications. We continue to improve the modularity and flexibility of our products to better accommodate our customers’ requirements and to lower engineering expense. Our development programs are focused on product cost reduction and improved performance through technology.”

Heindel emphasized, “We are beginning to realize success from our non-power services and associated systems integration capabilities. During the quarter we installed several turnkey wireless base stations, including furnishing PECO II power systems. We also delivered turnkey circuit to packet systems and have proposals outstanding for more of these services.”

Heindel pointed out that PECO II’s strategy of offering power products along with focused solutions to meet customer needs is creating new opportunities for the Company.

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PECO II, Inc. Second-quarter 2005 Results/3

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, August 10, 2005, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Second-quarter 2005 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Net sales:
Product	$6,509	$4,625	$13,174	$8,640
Services	2,922	2,564	5,469	5,123

	9,431	7,189	18,643	13,763

Cost of goods sold:
Product	4,722	4,176	9,787	8,217
Services	2,642	2,453	5,070	5,364

	7,364	6,629	14,857	13,581

Gross margin:
Product	1,787	449	3,387	423
Services	280	111	399	(241)

	2,067	560	3,786	182

Operating expenses:
Research, development and engineering	741	704	1,444	1,452
Selling, general and administrative	1,970	2,196	3,942	4,128

	2,711	2,900	5,386	5,580

Loss from operations	(644)	(2,340)	(1,600)	(5,398)
Loss from joint venture	—	(57)	(8)	(57)

Loss from operations after joint venture	(644)	(2,397)	(1,608)	(5,455)
Interest income, net	52	27	100	52

Loss before income taxes	(592)	(2,370)	(1,508)	(5,403)
Provision for income taxes	—	(363)	20	(343)

Net loss	$(592)	$(2,007)	$(1,528)	$(5,060)

Net loss per common share:
Basic	$(0.03)	$(0.09)	$(0.07)	$(0.24)

Diluted	$(0.03)	$(0.09)	$(0.07)	$(0.24)

Weighted average common shares outstanding:
Basic	21,576	21,486	21,571	21,444

Diluted	21,576	21,486	21,571	21,444

PECO II, Inc. Second-quarter 2005 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	June 30, 2005	December 31, 2004

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,621	$9,723
Accounts receivable, net of allowance of $67 in June 30, 2005 and $68 in December 31, 2004	6,401	5,764
Inventories, net	10,313	10,031
Prepaid expenses and other current assets	489	527
Assets held for sale	4,136	4,136
Restricted cash	9,850	9,722

Total current assets	35,810	39,903

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	10,359	10,363
Machinery and equipment	9,200	9,255
Furniture and fixtures	6,089	6,237

	25,902	26,109
Less-accumulated depreciation	(14,321)	(13,832)

Property and equipment, net	11,581	12,277
Other Assets:
Goodwill, net	1,774	1,774
Long term notes receivable	5	11
Investment in joint venture	8	16

Total Assets	$49,178	$53,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Industrial revenue bonds	$5,860	$5,860
Borrowings under line of credit	837	992
Capital leases payable	90	87
Accounts payable	2,074	2,537
Accrued compensation expense	1,391	1,227
Accrued income taxes	36	145
Other accrued expenses	2,562	5,255

Total current liabilities	12,850	16,103

Long-term Liabilities:
Capital leases payable, net of current portion	401	448

Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 22,201,666 shares issued at June 30, 2005 and December 31, 2004	2,816	2,816
Additional paid-in capital	110,215	110,251
Retained deficit	(76,126)	(74,597)
Treasury shares, at cost, 606,623 and 635,364 shares at June 30, 2005 and December 31, 2004, respectively	(978)	(1,040)

Total shareholders’ equity	35,927	37,430

Total Liabilities and Shareholders’ Equity	$49,178	$53,981

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